                                                              EXHIBIT (a)(1)(ix)


US Mail

To:     [Name of Micrel Employee]
Re:     Employee Rights Letter
Date:   December __, 2002


    Thank you for your submission of the Election Concerning Exchange of Stock Options form. We confirm with this letter that we have accepted your election form and have cancelled your options elected for exchange. Subject to your continued employment, your continued status as a resident of the United States and other terms of the Offer to Exchange Certain Outstanding Options dated November 8, 2002, except for the exchange of options that were granted to you within the six month period ending as of the commencement of this offer, you now have the right to receive new options entitling you to purchase a number of shares of our common stock that is equal to, in the case of employees holding the position of vice president or higher, one-half the number of shares of common stock, or in the case of all other employees, two-thirds the number of shares of common stock, that were subject to the options you elected for exchange, with any fractional shares subject to the new options rounded down to the nearest whole number. If you elected to exchange any options, then all options granted to you during the six-month period ending as of the commencement of this offer, will also be exchanged, regardless of their exercise price, for new options exercisable for the same number of shares of common stock that are accepted for exchange and cancelled. The new options will have an exercise price equal to the closing sale price of our common stock as quoted on the Nasdaq National Market on the date preceding the replacement grant date as reported in the print edition of The Wall Street Journal on the replacement grant date. We will issue this new option grant on the first business day that is six months and two days form the date we cancel the options accepted for exchange.

    Enclosed is your election form countersigned by us. This countersigned election form confirms the number of shares accepted by us for exchange.

    If you have any questions about the option exchange, please contact Andrea Belanger, Stock Administrator of Micrel by internal mail, facsimile ((408) 435-2400) or via US Mail to Micrel, Inc., 1849 Fortune Drive, San Jose, CA 95131, or e-mail them to andrea.belanger@micrel.com.



                                         Thank you




                                           Andrea Belanger



                                        1